DENNY’S CORPORATION REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2013

- Achieved Third Consecutive Year of Positive System-Wide Same-Store Sales -
- 2013 Full Year Adjusted Net Income Per Share* Increased 21.0% to $0.31 -

SPARTANBURG, S.C., February 19, 2014 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported results for its fourth quarter and full year ended December 25, 2013.

Fourth Quarter Summary

•	Domestic system-wide same-store sales increased 0.9%, comprised of a 0.8% increase at domestic franchised restaurants and a 1.5% increase at company restaurants.

•	Opened 19 franchised restaurants bringing total number of restaurants to 1,700.

•	Adjusted EBITDA* of $19.4 million, or 17.0% of total operating revenue, increased $1.7 million compared with the prior year.

•	Adjusted Net Income per Share* of $0.08 increased 18.7% compared with the prior year quarter Adjusted Net Income per Share* of $0.07.

•	Net Income, on a GAAP basis, was $4.3 million, or $0.05 per diluted share, including $4.9 million of non-cash impairment expense.

•	Generated $8.9 million of Free Cash Flow* primarily used to repurchase 0.5 million shares and complete 16 Heritage remodels at company restaurants.

Full Year Summary

•	Domestic system-wide same-store sales increased 0.5%, comprised of a 0.6% increase at domestic franchised restaurants and flat same-store sales at company restaurants.

•	Opened 46 franchised restaurants, including five international locations and two non-traditional locations.

•	Adjusted Net Income per Share* of $0.31 increased 21.0% compared with the prior year quarter Adjusted Net Income per Share* of $0.26.

•	Net Income, on a GAAP basis, increased by 10.1% to $24.6 million, or $0.26 per diluted share, compared with the prior year Net Income of $22.3 million, or $0.23 per diluted share.

•	Generated $44.2 million of Free Cash Flow* primarily used to repurchase 4.2 million shares for $24.7 million and reduce outstanding debt by $17.1 million.

*
Adjusted Net Income excludes debt refinancing charges, impairment charges and gains on sales of assets and other. Please refer to the historical reconciliation of Net Income to Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA and Free Cash Flow included in the following tables.

John Miller, President and Chief Executive Officer, stated, “We delivered another quarter of same-store sales growth, marking our third consecutive year of positive same-store sales. We have made great progress revitalizing the Denny’s brand with improvements in food, service and atmosphere. Our comprehensive approach has enabled us to grow sales despite the challenging economic environment. We are successfully expanding Denny’s geographic presence in the U.S. and abroad, which now includes 101 restaurants in international locations. In addition, we have demonstrated that our franchise-focused business provides financial stability and flexibility while enabling us to generate earnings growth and significant free cash flow.”

Fourth Quarter Results

For the fourth quarter of 2013, franchise and license revenue was $33.2 million compared with $34.2 million in the prior year quarter.  Franchise and license revenue was primarily affected by decreases in both occupancy revenue and initial fees, which were partially offset by a $0.3 million increase in royalties from seven additional equivalent franchised restaurants. Company restaurant sales were $81.1 million compared with $81.7 million due to six fewer equivalent company restaurants, which reflects the impact of selling company restaurants to franchisees as part of the Company’s refranchising strategy that was completed at the end of 2012.
Denny’s opened 19 franchised restaurants in the fourth quarter of this year and closed five system restaurants (four franchised and one company) bringing the total restaurant count to 1,700, comprised of 163 company restaurants and 1,537 franchised restaurants.
Franchise operating margin of $21.6 million decreased by $0.7 million primarily due to decreases in occupancy margin and initial fee revenue. Franchise operating margin (as a percentage of franchise and license revenue) of 65.3% increased 0.1 percentage point.

Company restaurant operating margin of $11.2 million, or 13.8% of company restaurant sales, increased $0.2 million, or 0.3 percentage point. The 0.3 percentage point increase was primarily driven by decreases in other operating costs and occupancy costs, which were partially offset by increases in product costs and payroll and benefits costs. The increase in payroll and benefits costs included $0.4 million, or 0.5 percentage points, of unfavorable workers’ compensation claims development compared to the prior year quarter.

Total general and administrative expenses improved by $1.3 million to $13.9 million in the quarter. Depreciation and amortization expense of $5.7 million increased $0.6 million compared to the prior year quarter, primarily as a result of remodeling 26 company restaurants during the last 12 months. Net operating gains, losses and other charges, which include restructuring charges, exit costs, impairment charges and gains or losses on the sale of assets, increased $4.0 million in the quarter. The increase was primarily driven by $4.9 million of non-cash impairment charges in the fourth quarter of 2013.

Interest expense improved $0.4 million to $2.5 million as a result of a $17.1 million reduction in total debt over the last 12 months and lower interest rates under the Company’s refinanced credit facility. In the fourth quarter, the provision for income taxes was $1.1 million, reflecting an effective tax rate of 20.6% and annual tax rate of 31.9%. Due to the use of net operating loss and tax credit carryforwards, the Company paid $0.9 million in cash taxes in the fourth quarter and $2.8 million in cash taxes for the full year 2013.

Denny’s fourth quarter net income of $4.3 million, or $0.05 per diluted share, decreased 34.2% compared to prior year quarter net income of $6.5 million, or $0.07 per diluted share. Adjusted Net Income* of $7.6 million, or $0.08 per diluted share, increased 13.6% compared with Adjusted Net Income* of $6.7 million, or $0.07 per diluted share, in the prior year quarter.

Denny’s generated $8.9 million of Free Cash Flow* in the fourth quarter, a portion of which was used to repurchase 0.5 million shares for $3.1 million. Since initiating its share repurchase strategy in November 2010, the Company has used $72.3 million to repurchase 15.8 million shares through December 25, 2013. As of December 25, 2013, the Company had 9.2 million shares remaining in its current authorized share repurchase initiative. In addition, Denny’s ended the fourth quarter with $173.1 million of total debt outstanding, including $95.3 million of borrowings under the revolving line of credit and $57.8 million of term loan debt outstanding.

Business Outlook

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, commented, “We generated solid results in 2013, growing Adjusted Net Income per Share* by 21% while generating $44 million of Free Cash Flow* after capital investments. The Free Cash Flow* we generate demonstrates the strength of our franchise-focused business, which continues to provide us with the ability to reinvest in the brand and return value to shareholders through our ongoing share repurchase program.”

Key considerations impacting the Company’s outlook for 2014 include:

•	2014 will include 53 operating weeks (14 in the fourth quarter) compared to 52 operating weeks in 2013.

•
The highest volume company operated restaurant located on the Las Vegas Strip is closed for reconstruction and expected to reopen in early 2015. The landlord is redeveloping the location to include a completely rebuilt Denny’s restaurant to be funded by the landlord. In 2013, this restaurant generated $7.9 million of sales and $2.9 million of pre-tax operating income.

The following full year 2014 estimates are based on management’s expectations at this time.

•	Company same-store sales growth between 1.5% and 2.5% and domestic franchised same-store sales growth between 1% and 2%.

•	New restaurant openings between 45 and 50 franchised restaurants with net restaurant growth between 5 and 15 restaurants.

•	Total G&A expenses, including share-based compensation, between $57 million and $59 million.

•	Adjusted EBITDA* between $77 million and $79 million.

•	Cash capital expenditures between $20 million and $22 million, including approximately 40 Heritage remodels at company restaurants.

•	Depreciation and amortization expense between $20.5 million and $21.5 million.

•	Net interest expense between $9.0 million and $9.5 million.

•	Effective income tax rate between 34% and 38%.

•	Free Cash Flow* between $44 million and $47 million.

*
Adjusted Net Income excludes debt refinancing charges, impairment charges and gains on sales of assets and other. Please refer to the historical reconciliation of Net Income to Adjusted Net Income, Adjusted Net Income Per Share, Adjusted EBITDA and Free Cash Flow included in the following tables.

Conference Call and Webcast Information

Denny’s will provide further commentary on the results for the fourth quarter and full year ended December 25, 2013 on its quarterly investor conference call today, Wednesday, February 19, 2014 at 4:30 p.m. ET.  Interested parties are invited to listen to a live broadcast of the conference call accessible through the investor relations section of Denny’s website at investor.dennys.com. A replay of the call may be accessed at the same location later in the day and will remain available for 30 days.

About Denny’s

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. Denny’s currently has 1,700 franchised, licensed, and company restaurants around the world with combined sales of $2.5 billion including 1,599 restaurants in the United States and 101 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile and New Zealand. As of December 25, 2013, 1,537 of Denny’s restaurants were franchised and 163 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 26, 2012 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz Brady, ICR
646-277-1226

DENNY’S CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	12/25/2013	12/26/2012
Assets
Current assets
Cash and cash equivalents	$2,943	$13,565
Receivables	17,321	19,947
Current deferred tax asset	23,264	19,807
Other current assets	10,298	11,291
Total current assets	53,826	64,610
Property, net	105,620	107,004
Goodwill	31,451	31,430
Intangible assets, net	47,925	48,920
Noncurrent deferred tax asset	28,290	45,776
Other noncurrent assets	28,665	27,145
Total assets	$295,777	$324,885

Liabilities
Current liabilities
Current maturities of long-term debt	$3,000	$8,500
Current maturities of capital lease obligations	4,150	4,181
Accounts payable	14,237	24,461
Other current liabilities	52,698	54,682
Total current liabilities	74,085	91,824
Long-term liabilities
Long-term debt, less current maturities	150,000	161,500
Capital lease obligations, less current maturities	15,923	15,953
Other	47,338	60,068
Total long-term liabilities	213,261	237,521
Total liabilities	287,346	329,345

Shareholders' equity
Common stock	1,050	1,038
Paid-in capital	567,505	562,657
Deficit	(470,946)	(495,518)
Accumulated other comprehensive loss, net of tax	(16,842)	(24,999)
Treasury stock	(72,336)	(47,638)
Total shareholders' equity (deficit)	8,431	(4,460)
Total liabilities and shareholders' equity	$295,777	$324,885

Debt Balances
(In thousands)	12/25/2013	12/26/2012
Credit facility term loan and revolver due 2018	$153,000	$—
Credit facility term loan due 2017	—	170,000
Capital leases	20,073	20,134
Total debt	$173,073	$190,134

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Quarter Ended
(In thousands, except per share amounts)	12/25/2013	12/26/2012
Revenue:
Company restaurant sales	$81,092	$81,733
Franchise and license revenue	33,165	34,216
Total operating revenue	114,257	115,949
Costs of company restaurant sales	69,897	70,700
Costs of franchise and license revenue	11,523	11,899
General and administrative expenses	13,887	15,157
Depreciation and amortization	5,727	5,130
Operating (gains), losses and other charges, net	5,292	1,276
Total operating costs and expenses	106,326	104,162
Operating income	7,931	11,787
Interest expense, net	2,482	2,832
Other nonoperating expense (income), net	83	(15)
Net income before income taxes	5,366	8,970
Provision for income taxes	1,104	2,490
Net income	$4,262	$6,480

Basic net income per share	$0.05	$0.07
Diluted net income per share	$0.05	$0.07

Basic weighted average shares outstanding	89,273	93,379
Diluted weighted average shares outstanding	91,343	95,437

Comprehensive income	$10,027	$5,490

General and Administrative Expenses	Quarter Ended
(In thousands)	12/25/2013	12/26/2012
Share-based compensation	$1,418	$702
Other general and administrative expenses	12,469	14,455
Total general and administrative expenses	$13,887	$15,157

DENNY’S CORPORATION
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)

	Fiscal Year Ended
(In thousands, except per share amounts)	12/25/2013	12/26/2012
Revenue:
Company restaurant sales	$328,334	$353,710
Franchise and license revenue	134,259	134,653
Total operating revenue	462,593	488,363
Costs of company restaurant sales	283,556	302,206
Costs of franchise and license revenue	46,109	46,675
General and administrative expenses	56,835	60,307
Depreciation and amortization	21,501	22,304
Operating (gains), losses and other charges, net	7,071	482
Total operating costs and expenses, net	415,072	431,974
Operating income	47,521	56,389
Interest expense, net	10,282	13,369
Other nonoperating expense, net	1,139	7,926
Net income before income taxes	36,100	35,094
Provision for income taxes	11,528	12,785
Net income	$24,572	$22,309

Basic net income per share	$0.27	$0.23
Diluted net income per share	$0.26	$0.23

Basic weighted average shares outstanding	90,829	94,949
Diluted weighted average shares outstanding	92,903	96,754

Comprehensive income	$32,729	$22,123

General and Administrative Expenses	Fiscal Year Ended
(In thousands)	12/25/2013	12/26/2012
Share-based compensation	$4,852	$3,496
Other general and administrative expenses	51,983	56,811
Total general and administrative expenses	$56,835	$60,307

DENNY’S CORPORATION
Income, EBITDA, Free Cash Flow, and Net Income Reconciliations
(Unaudited)

Income, EBITDA and Free Cash Flow Reconciliation	Quarter Ended		Fiscal Year Ended
(In thousands)	12/25/2013	12/26/2012	12/25/2013	12/26/2012
Net income	$4,262	$6,480	$24,572	$22,309
Provision for income taxes	1,104	2,490	11,528	12,785
Operating (gains), losses and other charges, net	5,292	1,276	7,071	482
Other nonoperating expense (income), net	83	(15)	1,139	7,926
Share-based compensation	1,418	702	4,852	3,496
Adjusted Income Before Taxes (1)	$12,159	$10,933	$49,162	$46,998

Interest expense, net	2,482	2,832	10,282	13,369
Depreciation and amortization	5,727	5,130	21,501	22,304
Cash payments for restructuring charges and exit costs	(638)	(936)	(2,806)	(3,781)
Cash payments for share-based compensation	(343)	(303)	(1,243)	(952)
Adjusted EBITDA (1)	$19,387	$17,656	$76,896	$77,938

Cash interest expense, net	(2,194)	(2,505)	(9,084)	(11,553)
Cash paid for income taxes, net	(946)	(169)	(2,777)	(2,034)
Cash paid for capital expenditures	(7,357)	(7,740)	(20,798)	(15,586)
Free Cash Flow (1)	$8,890	$7,242	$44,237	$48,765

Net Income Reconciliation	Quarter Ended		Fiscal Year Ended
(In thousands)	12/25/2013	12/26/2012	12/25/2013	12/26/2012
Net income	$4,262	$6,480	$24,572	$22,309
(Gains) losses on sales of assets and other, net	17	(318)	(66)	(7,090)
Impairment charges	4,891	652	5,748	3,660
Loss on debt refinancing	—	—	1,187	7,925
Tax effect (2)	(1,566)	(122)	(2,191)	(1,636)
Adjusted Net Income (1)	$7,604	$6,692	$29,250	$25,168

Diluted weighted-average shares outstanding	91,343	95,437	92,903	96,754

Adjusted Net Income Per Share (1)	$0.08	$0.07	$0.31	$0.26

(1)
The Company believes that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share are appropriate indicators to assist in the evaluation of its operating performance on a period-to-period basis. The Company also uses Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate its ability to service debt because the excluded charges do not have an impact on its prospective debt servicing capability and these adjustments are contemplated in its credit facility for the computation of its debt covenant ratios. Free Cash Flow, defined as Adjusted EBITDA less cash portion of interest expense net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Net Income Per Share should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

(2)
Tax adjustments for the three months and year ended December 25, 2013 are calculated using the Company's year-to-date effective tax rate of 31.9%. Tax adjustments for the three months and year ended December 26, 2012 are calculated using the Company's full year 2012 effective tax rate of 36.4%.

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Quarter Ended
(In thousands)	12/25/2013		12/26/2012
Company restaurant operations: (1)
Company restaurant sales	$81,092	100.0%	$81,733	100.0%
Costs of company restaurant sales:
Product costs	21,270	26.2%	20,789	25.4%
Payroll and benefits	32,793	40.4%	32,524	39.8%
Occupancy	5,180	6.4%	5,629	6.9%
Other operating costs:
Utilities	3,154	3.9%	3,292	4.0%
Repairs and maintenance	1,520	1.9%	1,359	1.7%
Marketing	2,451	3.0%	3,259	4.0%
Legal settlements	102	0.1%	316	0.4%
Other	3,427	4.2%	3,532	4.3%
Total costs of company restaurant sales	$69,897	86.2%	$70,700	86.5%
Company restaurant operating margin (2)	$11,195	13.8%	$11,033	13.5%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$21,303	64.2%	$21,040	61.5%
Initial fees	502	1.5%	925	2.7%
Occupancy revenue	11,360	34.3%	12,251	35.8%
Total franchise and license revenue	$33,165	100.0%	$34,216	100.0%

Costs of franchise and license revenue:
Occupancy costs	$8,396	25.3%	$8,946	26.1%
Other direct costs	3,127	9.4%	2,953	8.7%
Total costs of franchise and license revenue	$11,523	34.7%	$11,899	34.8%
Franchise operating margin (2)	$21,642	65.3%	$22,317	65.2%

Total operating revenue (4)	$114,257	100.0%	$115,949	100.0%
Total costs of operating revenue (4)	81,420	71.3%	82,599	71.2%
Total operating margin (4)(2)	$32,837	28.7%	$33,350	28.8%

Other operating expenses: (4)(2)
General and administrative expenses	$13,887	12.2%	$15,157	13.1%
Depreciation and amortization	5,727	5.0%	5,130	4.4%
Operating gains, losses and other charges, net	5,292	4.6%	1,276	1.1%
Total other operating expenses	$24,906	21.8%	$21,563	18.6%

Operating income (4)	$7,931	6.9%	$11,787	10.2%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Operating Margins
(Unaudited)

	Fiscal Year Ended
(In thousands)	12/25/2013		12/26/2012
Company restaurant operations: (1)
Company restaurant sales	$328,334	100.0%	$353,710	100.0%
Costs of company restaurant sales:
Product costs	85,540	26.1%	88,473	25.0%
Payroll and benefits	131,305	40.0%	141,303	39.9%
Occupancy	21,519	6.6%	23,405	6.6%
Other operating costs:
Utilities	13,051	4.0%	14,358	4.1%
Repairs and maintenance	5,943	1.8%	6,259	1.8%
Marketing	11,696	3.6%	13,397	3.8%
Legal settlements	773	0.2%	682	0.2%
Other	13,729	4.2%	14,329	4.1%
Total costs of company restaurant sales	$283,556	86.4%	$302,206	85.4%
Company restaurant operating margin (2)	$44,778	13.6%	$51,504	14.6%

Franchise operations: (3)
Franchise and license revenue:
Royalties	$85,508	63.7%	$83,774	62.2%
Initial fees	1,666	1.2%	3,092	2.3%
Occupancy revenue	47,085	35.1%	47,787	35.5%
Total franchise and license revenue	$134,259	100.0%	$134,653	100.0%

Costs of franchise and license revenue:
Occupancy costs	$34,631	25.8%	$35,401	26.3%
Other direct costs	11,478	8.5%	11,274	8.4%
Total costs of franchise and license revenue	$46,109	34.3%	$46,675	34.7%
Franchise operating margin (2)	$88,150	65.7%	$87,978	65.3%

Total operating revenue (4)	$462,593	100.0%	$488,363	100.0%
Total costs of operating revenue (4)	329,665	71.3%	348,881	71.4%
Total operating margin (4)(2)	$132,928	28.7%	$139,482	28.6%

Other operating expenses: (4)(2)
General and administrative expenses	$56,835	12.3%	$60,307	12.3%
Depreciation and amortization	21,501	4.6%	22,304	4.6%
Operating gains, losses and other charges, net	7,071	1.5%	482	0.1%
Total other operating expenses	$85,407	18.5%	$83,093	17.0%

Operating income (4)	$47,521	10.3%	$56,389	11.5%

(1)	As a percentage of company restaurant sales
(2)
Other operating expenses such as general and administrative expenses and depreciation and amortization relate to both company and franchise operations and are not allocated to costs of company restaurant sales and costs of franchise and license revenue. As such, operating margin is considered a non-GAAP financial measure. Operating margins should be considered as a supplement to, not as a substitute for, operating income, net income or other financial measures prepared in accordance with U.S. generally accepted accounting principles.

(3)	As a percentage of franchise and license revenue
(4)	As a percentage of total operating revenue

DENNY’S CORPORATION
Statistical Data
(Unaudited)

Same-Store Sales	Quarter Ended		Fiscal Year Ended
(increase vs. prior year)	12/25/2013	12/26/2012	12/25/2013	12/26/2012
Company Restaurants	1.5%	0.5%	0.0%	0.2%
Domestic Franchised Restaurants	0.8%	1.9%	0.6%	1.7%
Domestic System-wide Restaurants	0.9%	1.7%	0.5%	1.5%
System-wide Restaurants	0.7%	1.8%	0.4%	1.3%

Average Unit Sales	Quarter Ended		Fiscal Year Ended
(In thousands)	12/25/2013	12/26/2012	12/25/2013	12/26/2012
Company Restaurants	$503	$489	$2,012	$1,936
Franchised Restaurants	$354	$349	$1,427	$1,410

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 9/25/13	164	1,522	1,686
Units Opened	0	19	19
Units Closed	(1)	(4)	(5)
Net Change	(1)	15	14
Ending Units 12/25/13	163	1,537	1,700

Equivalent Units
Fourth Quarter 2013	161	1,527	1,688
Fourth Quarter 2012	167	1,520	1,687
	(6)	7	1

		Franchised
Restaurant Unit Activity	Company	& Licensed	Total
Ending Units 12/26/12	164	1,524	1,688
Units Opened	0	46	46
Units Reacquired	2	(2)	0
Units Refranchised	(2)	2	0
Units Closed	(1)	(33)	(34)
Net Change	(1)	13	12
Ending Units 12/25/13	163	1,537	1,700

Equivalent Units
Year-to-Date 2013	163	1,525	1,688
Year-to-Date 2012	183	1,501	1,684
	(20)	24	4